Exhibit 99.1

MANNKIND CORPORATION

MARKET PRICE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: MAY 29, 2018

1. GENERAL.

(a) The purpose of the Plan is to provide a means by which Eligible Individuals may be given an opportunity to purchase shares of Common Stock from the Company at Fair Market Value.

(b) The Company, by means of the Plan, seeks to retain the services of such Eligible Individuals and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c) The Plan is intended to qualify for the limited exemption from stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(2), as a plan that merely provides a convenient way to purchase shares from the Company at market value.

2. ADMINISTRATION.

(a) The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To designate from time to time which employees and consultants of the Company shall be eligible to participate in the Plan.

(ii) To approve each purchase of shares of Common Stock under the Plan.

(iii) To construe and interpret the Plan, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and purchases under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 9.

(vi) To amend the Plan at any time as provided in Section 9.

1.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as a stock purchase plan exempt from the stockholder approval requirements of Nasdaq Listing Rule 5635(c).

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to refer to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(ii) Rule 16b-3 Compliance. Unless otherwise provided by the Board, the Committee must consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 8(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 2,000,000 shares of Common Stock. Any shares of Common Stock that are approved for purchase under the Plan but are not actually purchased will again become available for issuance under the Plan.

(b) The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. ELIGIBILITY.

Section 16 Insiders shall be eligible to participate in the Plan. In addition, any other employee or consultant who is designated by the Board shall be eligible to participate in the Plan. Notwithstanding the foregoing, (a) an individual shall not be eligible to purchase shares of Common Stock under the Plan unless, on the Purchase Date, such individual is actually providing services to the Company as an employee, consultant and/or Director, and (b) the Board may impose other conditions on eligibility and purchasing shares of Common Stock under the Plan as it determines appropriate, in its sole discretion. In all events, the Board must approve, in advance, each purchase of Common Stock by an Eligible Individual.

2.

5. PURCHASE PRICE.

(a) Purchase Price. The purchase price of shares of Common Stock acquired pursuant to the Plan shall be the Fair Market Value of the Common Stock on the Purchase Date. The purchase price must be paid in cash, check, wire transfer or such other method permitted by the Board (such funds submitted for payment of the purchase price are referred to herein as the “Payment Contributions”).

(b) Maximum Number of Shares. If the purchase of shares of Common Stock on a Purchase Date would exceed the maximum number of shares remaining available under the Plan or otherwise determined allowable by the Board, then, the number of shares to be purchased shall be reduced to such extent the Board determines permissible and, if there is more than one Participant for which shares are to be purchased on such Purchase Date, a pro rata allocation of the shares of Common Stock available under the Plan shall be made in as nearly a uniform manner as shall be practicable and equitable, as determined in the discretion of the Board.

6. PARTICIPATION; TERMINATION; TRANSFERABILITY.

(a) A Participant may request to purchase shares of Common Stock under the Plan by submitting to the Company a written election form (in such form as the Company may provide, which may be electronic). Each such election form shall specify the number of shares of Common Stock the Participant wishes to purchase, as well as such other terms required by the Company. The Participant shall be responsible for payment of the purchase price for the shares of Common Stock to the Company, which payment must be made by Payment Contributions prior to the purchase of shares. Each Participant’s Payment Contributions, if submitted prior to the Purchase Date, shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company, except where applicable law requires otherwise. The Company shall not pay interest on Payment Contributions. If the Board does not approve a purchase, as provided in Section 7(a) below, the Company shall refund all Payment Contributions to such Participant for such purchase as soon as administratively practicable following such denial, unless otherwise agreed to between the Participant and the Company.

(b) The right to purchase shares of Common Stock under the Plan shall not be transferable by an Eligible Individual.

7. APPROVAL AND PURCHASES.

(a) The Board, in its sole discretion, shall review and approve each Eligible Individual’s request to purchase shares of Common Stock pursuant to the Plan; provided, however, that the Board may deny all or any portion of any request to purchase shares of Common Stock under the Plan for any reason or for no reason.

3.

(b) On each Purchase Date, the Participant’s Payment Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock approved by the Board for purchase, subject to the limitations and other terms of the Plan, at the purchase price specified in the Plan. No fractional shares shall be issued. If any amount of Payment Contributions remains in a Participant’s account after the purchase of shares of Common Stock, then such remaining amount shall be distributed to the Participant as soon as administratively practicable, unless otherwise agreed to between the Participant and the Company.

(c) No Common Stock may be issued under the Plan unless the shares of Common Stock are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no purchases shall be consummated on such Purchase Date, and all Payment Contributions pertaining to unapproved purchases shall be distributed to the Participants without interest, as soon as administratively practicable, unless otherwise agreed to between the Participant and the Company.

8. ADJUSTMENTS UPON CHANGES IN COMMON STOCK.

In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a) and (ii) the class(es) and number of securities under any outstanding elections to purchase shares of Common Stock that have been submitted for Board approval, but have not yet been approved. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

9. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

The Board, in its sole discretion, may amend the Plan at any time in any respect the Board deems necessary or advisable. No stockholder approval shall be required for any amendment of the Plan for so long as the Plan is qualified for the limited exemption from stockholder approval under Nasdaq Listing Rule 5635(c)(2) and except as otherwise required by applicable law or listing requirements. The Board may suspend or terminate the Plan at any time. No purchase under the Plan may be approved while the Plan is suspended or after it is terminated. Any amendment, suspension or termination of the Plan by the Board shall not require the consent of any Participant. If the Board elects to terminate the Plan to be effective before a Purchase Date, the Company shall distribute to each Participant all of his or her accumulated Payment Contributions, without interest, as soon as administratively practicable, unless otherwise agreed to between the Participant and the Company.

10. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date.

4.

11. MISCELLANEOUS PROVISIONS.

(a) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock unless and until shares of Common Stock are purchased through such Participant’s Payment Contributions and are recorded in the books of the Company (or its transfer agent).

(b) The Plan does not constitute an employment or service contract. Nothing in the Plan shall in any way alter the at will nature of a Participant’s employment or service or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ or service of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue the employment or service of a Participant.

(c) The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

12. DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(d) “Committee” means a committee of two (2) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means MannKind Corporation, a Delaware corporation.

(g) “Director” means a member of the Board of Directors of the Company.

(h) “Effective Date” means the date this Plan is first approved by the Board.

5.

(i) “Eligible Individual” means a Section 16 Insider and, if designated by the Board, any other employee or consultant of the Company, subject to the requirements set forth in Section 4 for eligibility to participate in the Plan.

(j) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fair Market Value” of a share of Common Stock means, as of any determination time, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on The Nasdaq Stock Market, the Fair Market Value of a share of Common Stock shall be the consolidated closing bid price per share of Common Stock immediately preceding the Board’s approval of the applicable purchase of shares of Common Stock under the Plan, as reported by The Nasdaq Stock Market.

(ii) If the Common Stock is not listed on The Nasdaq Stock Market, the Fair Market Value shall be determined by the Board in good faith.

(l) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(m) “Participant” means an Eligible Individual who elects to purchase shares of Common Stock pursuant to the terms of the Plan.

(n) “Payment Contributions” has the meaning set forth in Section 5(a).

(o) “Plan” means this MannKind Corporation Market Price Stock Purchase Plan.

(p) “Purchase Date” means the date for which the Board has approved a purchase of shares of Common Stock pursuant to the Plan. The Board may approve a purchase of shares of Common Stock to be made on a future date. In the even that a Purchase Date falls on a day that is not a Trading Day, then such Purchase Date will instead fall on the next subsequent Trading Day.

(q) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(r) “Section 16 Insider” means any Director, and any individual designated by the Board of Directors of the Company as an officer of the Company for purposes of Section 16 of the Exchange Act.

6.

(s) “Securities Act” means the Securities Act of 1933, as amended.

(t) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including the Nasdaq Global Market, is open for trading.

7.